CONSULTING AGREEMENT


This Agreement is made effective as of December 01, 1999, by and between eAutoClaims.com, Inc, of 2708 Alt 19 North, Suite 604, Palm Harbor, Florida 34683, and Jeffrey D. Dickson, of 792 Natalie Lane, Palm Harbor, Florida 34683.

In this Agreement, the party who is contracting to receive services shall be referred to as "eAuto", and the party who will be providing the services shall be referred to as "Dickson".

Dickson has a background in Executive Management, Insurance and is willing to provide services to eAuto based on this background.

eAuto desires to have services provided by Dickson.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on December 01, 1999, Dickson will provide the following services (collectively, the "Services"): Act as advisor and mentor to CEO Seidel on a day to day basis in matters concerning management, capitalization, corporate structure issues, organizational issues, industry and regulatory matters. Dickson will as elected also perform the duties of Chairman of the Board of directors and head of the audit and compensation committees.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Dickson shall be determined by Dickson. eAuto will rely on Dickson to work as many hours as may be reasonably necessary to fulfill Dickson's obligations under this Agreement.

3. PAYMENT. eAuto will pay a fee to Dickson for the Services based on an annual fee basis in the amount of $84,500.00 USD. This fee shall be payable every two weeks, no later than 5 days after the end of each applicable two week period during which Services were performed. The fee shall be advanced to First American AMO, a legacy company that has provided the experience and foundation to eAuto and of which Dickson serves as CEO. An additional line of credit shall be available to Dickson not to exceed $95,000 USD for the purposes of defraying such costs that shall be approved by the CEO of eAuto and are inclusive of any and all expenses deemed beneficial to eAuto.

4. EXPENSE REIMBURSEMENT. Dickson shall be entitled to reimbursement from eAuto for the following "out-of-pocket" expenses: travel expenses, meals, excluding alcoholic beverages, and Rental Vehicles.

5. SUPPORT SERVICES. eAuto will provide the following support services for the benefit of Dickson: staff and secretarial support.

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6. NEW PROJECT  APPROVAL.  Dickson and eAuto  recognize that Dickson's  Services will include working on various projects for eAuto. Dickson shall obtain the approval of eAuto prior to the commencement of a new project.

7. TERM/TERMINATION. This Agreement shall terminate automatically on January 01, 2001. The renewal of this agreement shall be at the behest of Eric Seidel, CEO of eAuto.

8. RELATIONSHIP OF PARTIES. It is understood by the parties that Dickson is an independent contractor with respect to eAuto, and not an employee of eAuto. eAuto will not provide fringe benefits, including sick days, personal days, paid vacation, or any other employee non-insurance benefit, for the benefit of Dickson.

9. DISCLOSURE. Dickson is required to disclose any outside activities or interests, including ownership or participation in the development of prior inventions, that conflict or may conflict with the best interests of eAuto. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

      - a product or product line of eAuto
      - any activity that Dickson may be involved with on behalf of eAuto

10. ASSIGNMENT. Dickson's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the prior written consent of eAuto.

11. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

      a.  Consultant's  Intellectual  Property.   Dickson  personally  holds  an
      interest in the Intellectual Property that is described on the attached Exhibit A and which is not subject to this Agreement.

      b. Development of Intellectual Property. Any improvements to Intellectual Property items listed on Exhibit A, further inventions or improvements, and any new items of Intellectual Property discovered or developed by Dickson (or Dickson's employees, if any) during the term of this Agreement shall be the property of eAuto. Dickson shall sign all documents necessary to perfect the rights of eAuto in such Intellectual Property, including the filing and/or prosecution of any applications for copyrights or patents. Upon request, Dickson shall sign all documents necessary to assign the rights to such Intellectual Property to eAuto.

12. RETURN OF RECORDS. Upon termination of this Agreement, Dickson shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in Dickson's possession or under Dickson's control and that are eAuto's property or relate to eAuto's business.

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13. NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

      IF for eAuto:

           eAutoClaims.com, Inc
           Eric Seidel
           CEO
           2708 Alt 19 North, Suite 604
           Palm Harbor, Florida  34683


      IF for Dickson:

           Jeffrey D. Dickson
           Jeffrey D. Dickson
           Chairman of the Board
           792 Natalie Lane
           Palm Harbor, Florida  34683

Either party may change such address from time to time by providing written notice to the other in the manner set forth above.

14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

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Party receiving services:
eAutoClaims.com, Inc



By:   ____________________________________________________
      Eric Seidel
      CEO


Party providing services:
Jeffrey D. Dickson



By:   ____________________________________________________
      Chairman of the Board
      Jeffrey D. Dickson